UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) June 30, 2006
SERVICE CORPORATION INTERNATIONAL
(Exact name of registrant as specified in its charter)

TEXAS	1-6402-1	74-1488375

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1929 Allen Parkway Houston, Texas		77019

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (713) 522-5141
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
On February 8, 2006, Service Corporation International (the “Company”) announced that Mr. Jeffrey E. Curtiss, Senior Vice President and Chief Financial Officer, would retire effective June 30, 2006, and that Mr. Eric D. Tanzberger would assume the office of Chief Financial Officer of the Company. Accordingly, Mr. Jeffrey E. Curtiss retired as Senior Vice President and Chief Financial Officer effective June 30, 2006. Mr. Curtiss will remain an employee for a transitional period ending in February 2008. In connection therewith, the Company has replaced Mr. Curtiss’ employment agreement with a new agreement under which Mr. Curtiss’ annual base salary for July 1, 2006 to December 31, 2006 was reduced to $100,000 and his annual base salary thereafter will be $50,000. During the transitional period, Mr. Curtiss will remain eligible to participate in Company sponsored health and welfare plans. However, Mr. Curtiss will not be entitled to receive further grants of restricted stock, stock options or performance units. Mr. Curtiss will continue to participate under the Company’s performance units plan with respect to previous grants in 2004 (to be determined as of December 31, 2006) and 2005 (to be determined as of December 31, 2007).
ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.
As referenced in Item 1.01 of this report, Jeffrey E. Curtiss retired as Senior Vice President and Chief Financial Officer of the Company effective June 30, 2006. Mr. Curtiss will remain an employee of the Company for a transitional period ending in February 2008.
In accordance with the announcement of February 8, 2006, Senior Vice President Eric D. Tanzberger assumed the office of Chief Financial Officer effective June 30, 2006. Mr. Tanzberger, 37, joined the Company in August 1996 and has held various management positions prior to being promoted to Corporate Controller in August 2002. Prior to joining the Company, Mr. Tanzberger was Assistant Corporate Controller at Kirby Marine Transportation Corporation, an inland waterway barge and tanker company, from January through August 1996. Before that, he was a Certified Public Accountant with Coopers & Lybrand L.L.P. for more than five years. Mr. Tanzberger is a Certified Public Accountant and a graduate of the University of Notre Dame, where he earned a Bachelor of Business Administration degree.
In addition, the Company appointed Mr. Jeffrey I. Beason as Vice President and Corporate Controller effective July 1, 2006. Mr. Beason replaced Mr. Tanzberger as the principal accounting officer of the Company. Mr. Beason, 58, earned a Bachelor of Business Administration degree in accounting from Texas Tech University and is a Certified Public Accountant licensed in the State of Texas. Mr. Beason joined El Paso Corporation, a natural gas transmission and production company, in 1978 and held various accounting and reporting roles until 1993. From 1993 to 1996, Mr. Beason held the position of Sr. Vice President Administration of Mojave Pipeline Operating Company, a wholly owned subsidiary of El Paso Corporation. From 1996 to November 2006, Mr. Beason was Sr. Vice President Controller and

Chief Accounting Officer of El Paso Corporation.
Messrs. Tanzberger and Beason each have an employment agreement with the Company. Each employment agreement provides for an annual base salary and the right to participate in bonus and other compensation and benefit arrangements. In the event of the executive’s termination by the Company without cause, the executive will be entitled to one year’s salary, pro rated bonus and continuation of health benefits for one year. In the event of a change of control, the executive will be entitled to terminate his employment for certain specified reasons during the two years following the change of control and receive (i) a lump-sum payment equal to two times his annual salary plus target bonus, (ii) a pro rated target bonus and (iii) continuation of health benefits for two years. Each executive will also be entitled to receive an additional payment for any excise taxes, if applicable.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: July 5, 2006

SERVICE CORPORATION INTERNATIONAL
By:	/s/ James M. Shelger
James M. Shelger
Senior Vice President, General Counsel and Secretary